UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2007

American Locker Group Incorporated
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-439	16-0338330
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

815 S. Main Street
Grapevine, Texas 76051
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (817) 239-1600

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2007, American Locker Group Incorporated, a Delaware corporation (the “Company”), obtained a $750,000 revolving line of credit (the “Line of Credit”) and a $2,200,000 term loan (the “Term Loan”) from The F&M Bank and Trust Company (the “Lender”), a $1 billion bank with operations in Texas and Oklahoma.  The Line of Credit was established under a Loan Agreement (the “Credit Agreement”) between the Company, the Lender and Altreco, Incorporated, a Delaware corporation and wholly-owned subsidiary of the Company, as Guarantor (“Altreco”), and the Term Loan was established under a separate Loan Agreement (the “Loan Agreement”) between the Company, the Lender and Altreco, as Guarantor.

The proceeds of the Term Loan were used to satisfy the outstanding principal balance and related costs of the Company’s existing mortgage loan with Manufacturers and Traders Trust Company, under which the Company had been in default since March 2005.  The proceeds of the Line of Credit will be used primarily for working capital needs in the ordinary course of business and for general corporate purposes.

The Company can borrow, repay and reborrow principal under the Line of Credit from time to time during its term, but the outstanding principal balance under the Line of Credit may not exceed the lesser of the borrowing base or $750,000.  For purposes of the Line of Credit, “borrowing base” is calculated by multiplying eligible accounts receivable of the Company by 80%.

The outstanding principal balances on the Line of Credit and the Term Loan bear interest at the prime rate plus 75 basis points (0.75%).  Accrued interest payments on the outstanding principal balance of the Line of Credit are due monthly, and all outstanding principal under the Line of Credit, together with all accrued but unpaid interest, is due at maturity, or March 5, 2008.  Payments on the Term Loan, consisting of $22,493.16 in principal and accrued interest (subject to upward adjustment based upon, among other things, the current interest rate in effect), are due monthly beginning April 5, 2007.  The entire outstanding balance of the Term Loan is due on March 5, 2012.

The Line of Credit is secured by a first priority lien on all of the Company’s accounts receivable, inventory and equipment pursuant to a Security Agreement between the Company and the Lender (the “Credit Security Agreement”), and it is guaranteed by Altreco pursuant to a Guaranty Agreement (the “Credit Guaranty Agreement”).  The Term Loan is secured by a Deed of Trust, Security Agreement and Assignment of Rents, Leases, Incomes and Agreements (the “Deed of Trust”) executed by the Company and Altreco for the benefit of the Lender, and an Assignment of Rents and Leases executed by Altreco for the benefit of Lender, covering the Company’s primary manufacturing and headquarters facility located in Grapevine, Texas (the “Property”).  The Term Loan is also guaranteed by Altreco pursuant to a separate Guaranty Agreement (the “Term Guaranty Agreement”).

The Credit Agreement and Loan Agreement contain covenants, including financial covenants, with which the Company must comply, including a current assets to current liabilities ratio, a debt service coverage ratio and a total liabilities to tangible net worth ratio.  Subject to the Lender’s consent, the Company is prohibited under the Credit Agreement and the Loan Agreement, except under certain circumstances, from incurring or assuming additional debt and from permitting liens to be placed upon any of its property, assets or revenues.  Additionally, the Company is prohibited from entering into certain transactions, including a merger or consolidation, without the Lender’s consent.

If a default occurs under the Credit Agreement or the Loan Agreement due to the Company’s breach of the provisions of the Credit Agreement or the Loan Agreement, the Lender may declare all amounts outstanding under the Line of Credit or the Term Loan immediately due and payable, as applicable.  In such event, the Lender may exercise any rights or remedies it may have, including taking possession of the collateral under the Credit Security Agreement or foreclosure of the Deed of Trust, or enforcement of its rights under the Credit Guaranty Agreement, the Assignment of Rents and Leases or the Term Guaranty Agreement, as applicable.  Any such event may materially impair the Company’s ability to conduct its business.

On March 9, 2007, the Company issued a press release announcing the Term Loan and the Line of Credit, which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are incorporated herein by reference to the disclosures relating to the Term Note and the Line of Credit contained under Item 1.01 above.

Item 8.01 Other Events.

On March 9, 2007, the Company issued as press release, which is attached hereto as Exhibit 99.1, announcing that it has postponed its 2006 annual meeting of stockholders, which was originally scheduled to occur in December of 2006, until the earliest practicable date in 2007 following the preparation of the Company’s financial statements for the 2005 fiscal year.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press release, dated March 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED
Date: March 12, 2007	By:	/s/ Edward F. Ruttenberg
		Name:	Edward F. Ruttenberg
		Title:	Chairman, Chief Executive Officer,
Chief Operating Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated March 9, 2007.